Exhibit 5.1

HORIZON QUANTUM HOLDINGS LTD.
9 Straits View
Marina One West Tower
#06-07
Singapore 018937
Attention: The Board of Directors

SENDER’S REF	RECIPIENT’S REF	DATE	PAGE
EWK/HCT/THM/370156/1	N/A	28 May 2026	1/10

Dear Sirs

HORIZON QUANTUM HOLDINGS LTD. (THE “COMPANY”) – REGISTRATION STATEMENT ON FORM S-8 OF THE COMPANY

1.	Introduction

We have acted as Singapore legal counsel to Horizon Quantum Holdings Ltd. (Company Registration No.: 202537774K), a public company limited by shares incorporated under the laws of the Republic of Singapore in connection with the registration statement on Form S-8 filed with the U.S. Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”) on 28 May 2026, as amended (the “Registration Statement”), for the grant of up to 12,774,942 Class A ordinary shares in the capital of the Company (“Class A Shares”) under the Horizon Quantum Holdings Ltd. 2026 Equity Incentive Plan (the “2026 Equity Incentive Plan”) comprising (a) up to 6,375,193 Class A Shares issuable upon exercise of certain equity stock options currently issued and outstanding, subject to certain vesting provisions; and (b) up to 6,399,749 Class A Shares issuable to directors, certain employees of and consultants to the Company either as share grants, share options or other equity-based incentives, and the subsequent exercise of any share options or other equity-based incentives pursuant to the 2026 Equity Incentive Plan.

We have taken instructions solely from the Company. This opinion is being rendered solely to the Company in connection with the filing of the Registration Statement.

The Class A Shares to be registered under the Registration Statement comprises an aggregate of:

(a)	such number of Class A Shares subject to issuance by the Company upon the valid exercise of subscription rights represented by outstanding share options granted under the 2026 Equity Incentive Plan (the “Option Shares”);

(b)	such number of Class A Shares issuable, at the determination of the compensation committee of the Board of Directors of the Company (“Compensation Committee”), in satisfaction of payments owed by the Company under share appreciation rights awards granted pursuant to the 2026 Equity Incentive Plan (the “SAR Shares”);

(c)	such number of Class A Shares underlying share awards granted pursuant to the 2026 Equity Incentive Plan that are subject to a period of restriction or certain other specified restrictions at the determination of the Compensation Committee (the “Restricted Shares”), issuable pursuant to the 2026 Equity Incentive Plan;

(d)	such number of Class A Shares underlying restricted share unit awards granted pursuant to the 2026 Equity Incentive Plan (the “RSU Shares”), the issuance of which is subject to the satisfaction of certain criteria prescribed by the Compensation Committee, pursuant to the 2026 Equity Incentive Plan;

(e)	such number of Class A Shares underlying share awards granted pursuant to the 2026 Equity Incentive Plan (the “Award Shares”), the issuance of which is subject to the satisfaction of certain performance criteria within the performance period(s) prescribed by the Compensation Committee, pursuant to the 2026 Equity Incentive Plan; and

(f)	such number of Class A Shares underlying other share-based awards granted pursuant to the 2026 Equity Incentive Plan (the “Other Award Shares”), the issuance of which is subject to such terms and conditions as determined by the Compensation Committee from time to time,

(the Option Shares, SAR Shares, Restricted Shares, RSU Shares, Award Shares and Other Award Shares to be collectively defined as the “Registration Shares”).

2.	Documents

For the purposes of this opinion, we have examined and relied on the following documents:

(a)	a copy of the Registration Statement;

(b)	a copy of the 2026 Equity Incentive Plan as approved by shareholders of the Company on 19 March 2026;

(c)	a copy of the Company’s Certificate Confirming Incorporation of Company dated 26 August 2025 issued by the Accounting and Corporate Regulatory Authority of Singapore (“ACRA”);

(d)	a copy of the Company’s Certificate Confirming Incorporation Upon Conversion dated 4 March 2026 issued by ACRA;

(e)	a copy of the Constitution of the Company in effect as at 4 March 2026 (the “Listing Constitution”);

(f)	copies of the resolutions in writing of the board of directors of the Company dated 9 September 2025 and 19 March 2026;

(g)	copies of the resolutions in writing passed by the shareholders of the Company dated 9 September 2025 and 19 March 2026; and

(h)	a copy of the results of the instant information (company) search (“ACRA Search”) of the Company through BizFile, being the business service portal of ACRA (the “Service”) as at 22 May 2026,

Other than the documents expressly referred to above in this paragraph 2 (the “Documents”), we have not reviewed any other document or carried out any other enquiries, or investigation (including without limitation, any due diligence on the Company) for the purposes of giving this opinion. We have assumed that the Documents contain all information required for the purposes of this opinion and as a basis for the opinions expressed herein, and there is no information contained in any other document which has not been provided to us for our review or any information not disclosed to us and which would, if so provided or disclosed, require us to amend or vary this opinion or make any further inquiry or investigation which would, in our judgment, be necessary or appropriate, for the purposes of expressing the opinions set forth herein. Save as expressly provided in paragraph 5 of this legal opinion, we express no opinion whatsoever with respect to any of the Documents.

3.	Scope

This opinion relates only to the laws of general application in Singapore as at the date hereof and as currently applied by the Singapore courts (the “Applicable Laws”), and is given on the basis that it will be governed by and construed in accordance with the laws of Singapore. We have made no investigation of, and do not express or imply any views on, the laws of any country other than Singapore. In particular:

(a)	we express no opinion (i) on public international law or on the rules of or promulgated under any treaty or by any treaty organisation, or on any taxation laws of any jurisdiction (including Singapore except to the extent expressed in the opinions set forth herein); (ii) that the future or continued performance of a party’s obligations and/or any other documents entered into by it will not contravene any laws of Singapore, its application or interpretation if altered in the future; and (iii) with regard to the effect of any systems of law (other than the laws of Singapore) even in cases where, under the laws of Singapore, any foreign law should be applied, and we therefore assume that any applicable law (other than the laws of Singapore) would not affect or qualify the opinions as set out below;

(b)	we express no opinion as to the correctness of any representation given by any of the parties (express or implied) under or by virtue of any Document or of facts (or statements of foreign law) or the reasonableness of any statements of opinion or intention contained in any Document, save if and insofar as the matters represented are the subject matter of a specific opinion herein; and

(c)	Singapore legal concepts are expressed in English terms; however, the concepts concerned may not be identical to the concepts described by the same English terms as they exist in the laws of other jurisdictions, this opinion may, therefore, only be relied upon the express condition that any issues of the interpretation or liability arising hereunder will be governed by the laws of Singapore.

In respect of the 2026 Equity Incentive Plan and the Registration Statement, we have assumed due compliance with all matters concerning the laws of all other relevant jurisdictions (other than Singapore).

This opinion speaks as of the date hereof, and no obligation is assumed to update this opinion or to inform any person of any changes of law or other matters coming to our knowledge and occurring after this date, which may affect this opinion in any respect.

4.	Assumptions

For the purposes of this opinion, we have assumed (without making any investigation) the following:

(a)	that the individual grants, purchases and issuances are made under the 2026 Equity Incentive Plan and the Registration Shares are duly issued in accordance with the requirements of applicable law (including Singapore except to the extent expressed in the opinions set forth herein), the rules of the 2026 Equity Incentive Plan and the individual grants, and are not void by virtue of Section 77 of the Companies Act 1967 of Singapore (the “Singapore Companies Act”);

(b)	that all acts, conditions or things required to be fulfilled, performed or effected in connection with the allotment and issuance of the Registration Shares under the laws of any jurisdiction (including Singapore except to the extent expressed in the opinions set forth herein) will be duly fulfilled, performed and complied with;

(c)	that each of the individual grants, purchases and issuances under the 2026 Equity Incentive Plan are within the respective capacities and powers of the Company, and has been validly authorised, executed, delivered and (if appropriate) authenticated by the Company in accordance with all relevant laws and the Listing Constitution and such authorisations remain in full force and effect and have not been / will not be revoked or varied;

(d)	any obligation expressed to be incurred or performed under the 2026 Equity Incentive Plan and the allotment and issuance of the Registration Shares do not contravene (i) any provision of the laws or public policy of any jurisdiction, (ii) any of the other agreements binding on the Company or any of its assets or (iii) any judgment, order or decree of any governmental authority or court outside Singapore having jurisdiction over the Company or any of its assets, and no consent, approval, authorisation or order of or qualification with any governmental authority outside Singapore is required for the performance by the Company of its obligations under the 2026 Equity Incentive Plan and the allotment and issuance of the Registration Shares;

(e)	the genuineness of any description, identity, legal capacity and authority of any signatory and the authenticity of all seals, chops and signatures and of any duty stamp or marking, the completeness and conformity to original instruments of all copies submitted to us (including the resolutions referred to in paragraphs 2(f) and 2(g)), documents referred to in this opinion and specified as being in draft form will be executed in the form of the draft presented to us with no amendments (other than amendments approved by us) and that any document submitted to us is true and complete, up to date and continues in full force and effect;

(f)	all signatures on the copies of the executed Documents reviewed by us which were applied by electronic means satisfy the requirements set out in the Electronic Transactions Act 2010 of Singapore for the valid and proper use of electronic signatures in contracts and transactions;

(g)	that the copies of the Listing Constitution, Certificate Confirming Incorporation of Company and Certificate Confirming Incorporation Upon Conversion of the Company, submitted to us for examination are true, complete and up-to-date copies;

(h)	the copy of the 2026 Equity Incentive Plan appended as Exhibit 4.11 to the Company’s Shell Company Report on Form 20-F filed by the Company with the Commission on 25 March 2026 pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended is a true, complete and up-to-date copy, and has not been revoked, rescinded, superseded or amended and is in full force and effect and no other resolution or other action has been taken which could affect the validity of the 2026 Equity Incentive Plan;

(i)	that the directors’ resolutions and the shareholders’ resolutions of the Company referred to in paragraphs 2(f) and 2(g) above were duly and properly passed in accordance with the Constitution of the Company for the time being in force and remain in full force and effect and have not been revoked, rescinded or varied, and such resolutions where required to be filed with ACRA have been duly filed;

(j)	all factual statements, warranties and representations contained in the documents referred to herein (including the Documents referred to in paragraph 2 above), are true, complete, accurate and correct and not misleading and all opinions expressed therein are bona fide, reasonably and honestly held and were reached after due and careful consideration;

(k)	in approving the 2026 Equity Incentive Plan and (in respect of the Company) in approving the preparation, execution and filing of the Registration Statement with the Commission, the entry into the transactions contemplated in the Registration Statement and the 2026 Equity Incentive Plan (including, but without limitation, the individual grants and the allotment and issuance of the Registration Shares), (i) the Company has done or will do so (as the case may be), in good faith and in furtherance of its substantive objects and for the legitimate purpose of carrying on its business, (ii) each director and officer of the Company has been duly appointed in accordance with applicable laws and the constitutive documents of the Company in force at that time and has properly performed his or her duties (including but not limited to fiduciary duties to such party), acted in good faith in and having regard to all relevant matters, reasonably and honestly believed that the assumption and the performance by the Company of its obligations thereunder would be in its commercial interests and for its commercial benefit, and without intention to defraud any of the creditors of the Company, and (iii) each director of the Company has disclosed and will disclose any interest which he or she may have in the 2026 Equity Incentive Plan and the Registration Shares in accordance with the provisions of the Singapore Companies Act and the Listing Constitution and except as disclosed, none of the directors of the Company has or will have any interest in such transactions except to the extent permitted by the Singapore Companies Act and the Listing Constitution;

(l)	the Company is not party to any other agreement, document, arrangement or transaction which may in any way prohibit or restrict the implementation of the 2026 Equity Incentive Plan and the allotment and issuance of the Registration Shares;

(m)	the Company is not insolvent at the time of the allotment and issuance of the Registration Shares and did not and will not become insolvent as a consequence of the allotment and issuance of the Registration Shares;

(n)	any payment of amounts to be paid for the relevant Registration Shares by any party other than the relevant person who has been granted such share-based awards under the 2026 Equity Incentive Plan (the “Participant”), will be made on behalf of and for the benefit of such Participant, and such Participant will be beneficially entitled to the relevant Registration Shares issued and delivered by the Company, against payment therefor by or on behalf of the relevant Participant, in accordance with the Listing Constitution and the terms as set out in the 2026 Equity Incentive Plan and/or the relevant Award Agreement(s) (as defined in the 2026 Equity Incentive Plan) (as the case may be);

(o)	the Registration Shares will be issued and delivered by the Company against payment of the full amount payable (if any) for the Registration Shares in accordance with the terms of the 2026 Equity Incentive Plan and/or the relevant Award Agreement(s) (as the case may be) and in accordance with the Listing Constitution;

(p)	the information disclosed in the ACRA Search:-

(i)	is true and complete and reveals all matters which are capable of being revealed and are required to be notified to ACRA notwithstanding such matters may not in fact have been so notified or that any time limit for any such notification has not yet expired;

(ii)	has not since been materially altered; and

(iii)	does not fail to disclose any material information which had been delivered for filing but did not appear on the public file at the time of the search;

It should be noted that an ACRA Search is not capable of revealing whether or not a winding up petition has been presented. Notice of winding up order or resolution passed or receiver or judicial manager or liquidator appointed may not be filed at ACRA immediately.

(q)	no transaction in connection with, or contemplated by the 2026 Equity Incentive Plan and/or the allotment and issuance of the Registration Shares is or will constitute a transaction at an undervalue, an unfair preference, an extortionate credit transaction, fraudulent trading, wrongful trading or a transaction defrauding creditors within the meaning of Sections 224, 225, 228, 238, 239 and 438 of the Insolvency, Restructuring and Dissolution Act 2018 of Singapore (“IRDA”), respectively, and we do not express any opinion as to the applicability or effect of any fraudulent transfer, preference or similar law on the 2026 Equity Incentive Plan and/or the allotment and issuance of the Registration Shares or any of the transactions contemplated pursuant to the 2026 Equity Incentive Plan and/or the allotment and issuance of the Registration Shares in any jurisdiction;

(r)	the Company was not, at the time of entering into the Documents to which it is a party, insolvent or otherwise unable to pay its debts within the meaning of Section 125(2) of the IRDA (for which purpose account is to be taken of its contingent and prospective liabilities) and has not become so insolvent or otherwise unable to pay its debts in consequence of its adoption of or its performance of its obligations under the 2026 Equity Incentive Plan or the allotment and issuance of the Registration Shares;

(s)	all consents, approvals, permits, licences, exemptions, waivers or orders required from and all lodgements, filings, notifications, recordings or registrations with any governmental or regulatory body or agency outside Singapore and all stamping requirements outside Singapore in connection with the implementation of the 2026 Equity Incentive Plan and the allotment and issuance of the Registration Shares, have been or will be duly obtained or fulfilled and are and will remain in full force and effect and that any conditions to which they are subject have been satisfied;

(t)	all authorisations, approvals, consents, licences, permits, orders, waivers and exemptions from, and all filings and registrations with, any Singapore governmental, regulatory or public authority or body under applicable laws for the implementation of the 2026 Equity Incentive Plan and the allotment and issuance of the Registration Shares have been duly obtained, are in full force and effect and are unconditional. We do not express any opinion as to the effect on our opinions expressed herein of any compliance or non-compliance with any laws or regulations applicable to the Company or the legal or regulatory status or nature of the business of the Company other than to the extent necessary to render the opinions set forth herein;

(u)	the Company is not, and will not be, engaging in, nor is the Company aware of, misleading or unconscionable or improper conduct or seeking to conduct any relevant transaction or any associated activity in a manner or for a purpose not evident on the face of the 2026 Equity Incentive Plan and/or the allotment and issuance of the Registration Shares which might render the implementation of the 2026 Equity Incentive Plan, the allotment and issuance of the Registration Shares or any relevant transaction or associated activity illegal, void or voidable, irregular or invalid;

(v)	the choice of the laws of the State of Delaware as the governing law of the 2026 Equity Incentive Plan has been made in good faith and not to avoid any laws which would otherwise apply, and will be regarded as a valid and binding selection which will be upheld in the courts of any relevant jurisdiction as a matter of the laws of such jurisdiction and all other relevant laws (other than the laws of Singapore);

(w)	to the extent that any of the obligations undertaken by the Company under the 2026 Equity Incentive Plan and/or the allotment and issuance of the Registration Shares constitute financial assistance under Section 76 of the Singapore Companies Act, the Company has complied with the requirements under Sections 76(9A), 76(9B), 76(9BA) or 76(10) of the Singapore Companies Act and has properly carried out and duly completed the procedures prescribed therein, and the requirements under Sections 76(9C) and/or 76(CA) (as the case may be) have been and will be complied with by the Company prior to the giving of any financial assistance;

(x)	there are no provisions of the laws or public policy of any jurisdiction outside Singapore which would have any implication for the opinions we express and, insofar as the laws or public policy of any jurisdiction outside Singapore may be relevant, such laws have been and will be complied with;

(y)	that the Registration Shares to be allotted and issued under the terms of the 2026 Equity Incentive Plan and the individual grants will be duly registered in the names of the persons who had been so granted and issued the Registration Shares in the register of members of the Company, or in the name of the Depository Trust Company or its nominee, as the case may be, and the certificate(s) for the Registration Shares will be duly issued and delivered in accordance with the provisions of the Singapore Companies Act;

(z)	the Company was not established as a vehicle for fraud or evasion of existing legal obligations, and none of the 2026 Equity Incentive Plan, the individual grants, the allotment and issuance of the Registration Shares or any of the transactions contemplated under the 2026 Equity Incentive Plan constitutes or will constitute a sham to conceal the true state of affairs of the Company;

(aa)	the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective and will be in compliance with all applicable laws of relevant jurisdictions at the time the Registration Shares are allotted and issued as contemplated by the Registration Statement, and all the Registration Shares will be duly offered, sold, registered and delivered in accordance with the terms of the applicable laws of the relevant jurisdictions in the manner stated in the Registration Statement and the 2026 Equity Incentive Plan;

(bb)	that the directors’ resolutions and the shareholders’ resolutions of the Company referred to in paragraphs 2(f) and 2(g) above were duly and properly passed in accordance with the Constitution of the Company for the time being in force and remain in full force and effect and have not been revoked, rescinded or varied as at the date of this opinion, and such resolutions where required to be filed with ACRA have been duly filed, and that all signatures of the persons named in each of the resolutions in writing are authentic and genuine, and no resolution or other action has been taken that may affect the validity of the resolutions referred to in this opinion and, with respect to directors’ resolutions, the interests of each director required to be disclosed and the exercise of powers by such interested directors, in each case pursuant to applicable laws and the Constitution of the Company for the time being in force were duly disclosed and observed; no action has been taken or will be taken and none of the Company nor any of its officers or employees has any notice of any matter which would affect the validity and regularity of such resolutions; all factual statements, warranties and representations made or implied in the documents referred to herein (including the Documents referred to in paragraph 2 above), are true, complete, accurate and correct and all opinions expressed therein are bona fide, reasonably and honestly held and were reached after due and careful consideration;

(cc)	the Company is not entitled to claim immunity from suit, execution, attachment or legal process in any proceedings taken in Singapore in relation to the 2026 Equity Incentive Plan and/or the allotment and issuance of the Registration Shares;

(dd)	insofar as the opinions expressed herein relate to matters governed by laws other than the Applicable Laws, we have assumed, without having made any independent investigation, that such laws do not affect any of the opinions set forth herein;

(ee)	in relation to each individual grant, purchase and issuance made under the 2026 Equity Incentive Plan including the allotment and issuance of the Registration Shares:

(i)	the Company will have obtained, at the time of each individual grant, purchase and issuance made under the 2026 Equity Incentive Plan including the allotment and issuance of the Registration Shares, satisfaction or waiver of all applicable pre-emption rights, and receipt of all necessary directors’ resolutions and the shareholders’ resolutions of the Company for such individual grant, purchase and issuance made under the 2026 Equity Incentive Plan and such allotment and issuance of the Registration Shares:

(A)	including a mandate from the shareholders of the Company to allot and issue such Registration Shares pursuant to Section 161 of the Singapore Companies Act and Section 64A of the Singapore Companies Act (if applicable) (the “Share Issue Mandate”) which Share Issue Mandate will not have expired in accordance with its terms or been previously revoked by the Company in a general meeting, such resolutions being duly and properly passed in accordance with the Constitution of the Company for the time being in force and the Singapore Companies Act, remaining in full force and effect and having not been revoked, rescinded or varied, and such resolutions where required to be filed with ACRA have been duly filed; and

(B)	subject to (where applicable) the Registration Shares having been validly repurchased by the Company previously under a mandate from the shareholders of the Company to repurchase such shares pursuant to the Singapore Companies Act (including Sections 76B to 76G of the Singapore Companies Act) (“Share Buyback Mandate”), which Share Buyback Mandate will not have expired in accordance with its terms or been previously revoked by the Company in a general meeting, such resolutions being duly and properly passed in accordance with the Constitution of the Company for the time being in force and the Singapore Companies Act, and such resolutions where required to be filed with ACRA have been duly filed;

(b)	the Board of Directors of the Company, or as the case may be, the Compensation Committee shall:

(A)	before the issue of the Option Shares, resolve to approve the allotment and issuance by the Company of the Option Shares in accordance with the terms of the 2026 Equity Incentive Plan upon the exercise of subscription rights represented by the outstanding share options; and

(B)	before the issue of the Award Shares, Restricted Shares, RSU Shares, SAR Shares and Other Award Shares, resolve to approve the allotment and issuance of the Award Shares, Restricted Shares, RSU Shares, SAR Shares and Other Award Shares respectively, all in accordance with the terms of the 2026 Equity Incentive Plan; and

(ff)	each of the Documents is not amended in a manner which would have the effect of rendering any of our opinions in paragraph 5 below inaccurate.

The making of the above assumptions does not imply that we have made any enquiry to verify any assumption (other than as expressly stated in this opinion). No assumption specified above is limited by reference to any other assumption.

5.	Opinion

Based on our review of the Documents and subject to the assumptions, qualifications and limitations set forth herein and having regard to such legal considerations as we have deemed relevant and subject to any matters not disclosed to us, we are of the opinion that the Registration Shares, when issued and delivered by the Company in accordance with the Listing Constitution and the terms set out in the 2026 Equity Incentive Plan, and pursuant to the laws of Singapore against full payments of such amounts required in accordance with the rules of the 2026 Equity Incentive Plan and the individual grants, will be validly issued, fully-paid and non-assessable.

For the purposes of this opinion, we have assumed that the term “non-assessable” in relation to the Registration Shares means under Singapore law that holders of such shares having fully paid up all amounts due on such shares, or such shares having been credited as fully paid up, as the case may be, as to the issue price thereon, are under no further personal liability to contribute to the assets or liabilities of the Company in their capacities purely as holders of such shares.

6.	Qualifications

Our opinions expressed in this opinion are subject to the following further qualifications:

(a)	we express no opinion as to any laws other than the Applicable Laws as in force as at the date of this opinion and insofar as any law other than the Applicable Laws may be relevant to this opinion, we have taken no account of, and have made no investigation of, such laws and have assumed that no such laws would affect the opinions stated herein;

(b)	we have not undertaken any independent investigation or verified the accuracy or completeness of the facts and information (including any statements of foreign law) of the information which we have obtained (including the Documents or documents incorporated by reference in any of the Documents) and we are not responsible for investigating or verifying the correctness of any such facts or information or whether any material fact has been omitted from such documents (including the Documents or documents incorporated by reference in any of the Documents). We do not express any opinions as to any matters of fact generally, including statements of foreign law, or the reasonableness of any statements of opinion;

(c)	the information that we obtained from the Service may not, however, be complete or up-to-date and may in fact contain errors or omissions because the requisite notices or resolutions may either not have been filed by the relevant persons with the Service in a timely manner or having been filed with the Service, have not been processed (or been delayed in its processing) by the Service and will thus not appear on public record at the date on which the information was obtained, or errors and omissions may have occurred when data is processed by the Service or as a result of incomplete or inaccurate information contained in the filings made with the Service;

(d)	Section 77 of the Singapore Companies Act provides that (i) an option granted after 29 December 1967 by a public company which enables any person to take up its unissued shares after a period of 5 years after the date of grant, is void, and (ii) an option granted on or after 18 November 1998 by a public company which enables any employee of that company or its related corporation (including any director holding a salaried office or employment in that company or corporation) to take up its unissued shares after a period of 10 years after the date of grant is void and (i) does not apply to such an option;

(e)	under Singapore law, holders of book-entry interests in the shares of the Company deposited with the Depository Trust Company will not be recognised as shareholders of the Company unless registered as such in the register of members of the Company; and

(f)	we express no opinion as to any of the documents that may be referred to in the 2026 Equity Incentive Plan nor information or documents incorporated by reference in any of the Documents nor to documents executed or transactions effected ancillary to the 2026 Equity Incentive Plan (including but not limited to the award agreements evidencing the grant of an award thereunder) and/or the allotment and issuance of the Registration Shares or any other matters, except such Documents as have been set forth in paragraph 2 herein (excluding documents incorporated by reference in any of the Documents); and

(g)	we express no opinion as to the validity, binding effect or enforceability of any provision incorporated in the 2026 Equity Incentive Plan, the individual grants or, where applicable, the Registration Shares by reference to a law other than that of Singapore, or as to the availability in Singapore of remedies which are available in other jurisdictions.

No qualification specified above or any other part of this opinion is limited by reference to any other qualification.

7.	We hold ourselves out as only having legal expertise and our statements in this opinion are made only to the extent that a law firm practising Singapore law in the Republic of Singapore, having our role in connection with the filing of the Registration Statement, would reasonably be expected to have become aware of relevant facts and/or to have identified the implications of those facts.

8.	We hereby consent to the use of our opinion as herein set forth as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit and shall not be deemed to admit that we come within the category of persons whose consent is required under Sections 7 or 11 of the Securities Act or the rules and regulations promulgated thereunder.

9.	This opinion is only for the benefit of the person to whom it is addressed, subject to the condition that such person accepts and acknowledges that this opinion may not be appropriate or sufficient for such person’s purposes, and is strictly limited to the matters expressly stated herein and is not to be read as extending by implication to any other matter in connection with the Registration Statement, the 2026 Equity Incentive Plan, the allotment and issuance of the Registration Shares or otherwise, including without limitation any other documents which may be executed and delivered in connection with any transaction contemplated thereunder. Further, except for the purposes of filing this opinion with the Commission as an exhibit to the Registration Statement, this opinion is not to be circulated to, or relied upon by, any other person (other than persons entitled to rely on it pursuant to applicable provisions of federal securities law in the United States, if applicable), or quoted or referred to in any public document or filed with any governmental body or agency without our prior written consent.

Yours faithfully

/s/ Rajah & Tann Singapore LLP

Rajah & Tann Singapore LLP